Exhibit 10.1.2

March ___, 2013

HF2 Financial Management Inc.

999 18th Street, Suite 3000

Denver, Colorado 80202

Re:	Initial Public Offering

Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between HF2 Financial Management Inc., a Delaware corporation (the “Company”), and EarlyBirdCapital, Inc., as Representative (the “Representative”) of the several Underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). Certain capitalized terms used herein are defined in paragraph 13 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a director and officer of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. The undersigned acknowledges and agrees that with respect to any Target Business the Company seeks to acquire that is affiliated with the undersigned or any other Insider, the Company will be required to obtain (i) a fairness opinion from an independent investment banking firm which is a member of Financial Industry Regulatory Authority that the Initial Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view and (ii) approval of a majority of the Company’s disinterested and independent directors (if the Company as any at that time).

2. Neither the undersigned nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of an Initial Business Combination (regardless of the type of transaction that it is); provided that Berkshire Capital Securities LLC (the “Related Party”), an entity affiliated with the undersigned shall be allowed to charge the Company $10,000 per month for administrative services provided by the Related Party to the Company. The undersigned shall also be entitled to reimbursement from the Company for his reasonable out-of-pocket expenses incurred in connection with seeking and consummating an Initial Business Combination; provided, however, that unless and until the consummation of an Initial Business Combination such out-of-pocket expenses may be reimbursed only using funds held outside of the Trust Account and interest income on the Trust Account.

3. The undersigned hereby agrees that in the event that the Company fails to consummate an Initial Business Combination within 18 months from the date of the Prospectus (or 24 months from the date of the Prospectus if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 18 months from the date of the Prospectus but has not completed the Initial Business Combination within such 18-month period), the undersigned shall take all reasonable steps to cause the Company as promptly as possible but no more than 10 business days after the expiration of such 18-month period or 24-month, as applicable, period to redeem 100% of the outstanding IPO Shares for a pro rata portion of the funds held in the Trust Account (including any accrued interest, but subject to any provision for creditors required by applicable law) and then seek to dissolve and liquidate. The undersigned hereby agrees not to take any action to cause or permit the Company to extend time periods described in the preceding sentence.

4. Neither the undersigned nor any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned or any affiliate of the undersigned originates an Initial Business Combination.

5. The undersigned agrees not to participate in the formation of, or become an officer or director of, any other blank check company until the earlier of (i) the date on which the Company enters into a definitive agreement regarding its Initial Business Combination or (ii) 18 months from the date of the Prospectus (or 24 months from the date of the Prospectus if the Company has executed a letter of intent or agreement in principle for an Initial Business Combination within 18 months of the date of the Prospectus but has not completed the Initial Business Combination within such 18-month period).

6. The undersigned agrees to be the President of the Company until the earlier of the consummation by the Company of an Initial Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and the Representative and attached hereto as Exhibit A is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each of the undersigned’s Director and Officer Questionnaire and FINRA Questionnaire furnished to the Company and the Representative is true and accurate in all respects. The undersigned represents and warrants that:

(a) the undersigned is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) the undersigned has never been convicted of or pleaded guilty to any crime (i) involving any fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) the undersigned has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

7. The undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or company, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of the Initial Business Combination or the liquidation of the Trust Account, subject to any pre-existing fiduciary obligations the undersigned may have.

8. The undersigned has full right and power, without violating any agreement by which the undersigned is bound, to enter into this letter agreement and to serve as President of the Company.

9. (a) The undersigned, in his capacity as an officer of the Company, has agreed that he will be jointly and severally liable, by means of direct payment to the Trust Account, to ensure that the proceeds in the Trust Account are not reduced by the claims of Target Businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company; provided that the undersigned along with all of the Company’s officers will have no personal liability (i) as to any claimed amounts owed to a Target Business or vendor or other entity who has executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind he may have in or to any monies held in the Trust Account, or (ii) as to any claims under the Company’s indemnity with the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

(b) The undersigned acknowledges that the undersigned has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other assets of the Company as a result of any liquidation of the Trust Account with respect to any shares of Founders’ Common Stock or Sponsors’ Common Stock held by the undersigned.

(c) In the event of the liquidation of the Company, the undersigned agrees to advance to the Company the funds necessary to complete the Company’s liquidation to the extent that the Company does not have sufficient funds to complete such liquidation outside of the Trust Account. The undersigned agrees not to seek repayment of such advances from the Company or holders of the IPO Shares.

10. The undersigned agrees to vote any Founders’ Common Stock, Sponsors’ Common Stock and/or IPO Shares purchased in or after the IPO held by him in favor of any proposed Initial Business Combination. The undersigned acknowledges and agrees that the shares of Founders’ Common Stock and Sponsors’ Common Stock are subject to restrictions on transfer as described in the Prospectus.

11. The undersigned agrees not to convert any Founders’ Common Stock, Sponsors’ Common Stock and/or IPO Shares purchased in or after the IPO held by him in connection with a stockholder vote to approve an Initial Business Combination.

12. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (a) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (b) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

13. As used herein:

(a) “Initial Business Combination” shall mean the acquisition by the Company, whether through a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar type of transaction, of one or more business or entities (“Target Business” or “Target Businesses”), whose collective fair market value is equal to at least 80% of the balance in the Trust Account and resulting in ownership by the Company or the holders of IPO Shares of at least 51% of the voting equity interests of the Target Business or Businesses or all or substantially all of the assets of the Target Business or Businesses;

(b) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO;

(c) “Founders’ Common Stock” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO for a price of approximately $0.005875 per share;

(d) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO;

(e) “Prospectus” shall mean the final prospectus relating to the IPO; and

(f) “Sponsors’ Common Stock” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO for a price of $10.00 per share;

(g) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Company’s IPO will be deposited.

14. The undersigned acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its stockholders or any creditor or vendor of the Company with respect to the subject matter hereof.

15. This letter agreement, and the exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This letter agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

16. Neither party may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement shall be binding on the undersigned and each of the undersigned’s heirs, personal representatives, successors and assigns.

17. Any notice, consent or request to be given in connection with any of the terms or provisions of this letter agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

18. This letter agreement shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (a) the consummation of an Initial Business Combination and (b) the liquidation of the Company; provided, that such termination shall not relieve the undersigned from liability from any breach of this letter agreement prior to its termination.

Richard S. Foote
Address:

Acknowledged and agreed:

HF2 Financial Management Inc.

By:
	Name:	R. Bradley Forth
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Exhibit A

Richard S. Foote, CFA. Mr. Foote has been our President and Chief Executive Officer and a Director since our inception. Mr. Foote has been a managing director of Berkshire Capital Securities LLC since its formation in May 2004 and a managing director, principal and vice president of Berkshire Capital Corporation, since 1994. Mr. Foote is a director of Berkshire Capital and serves on its compensation committee, commitment committee and technology committee. At Berkshire Capital and its predecessor, Mr. Foote has advised on 32 completed mergers and acquisitions of financial services companies, including high net worth managers, institutional investment managers, mutual fund managers, real estate managers, brokerage firms, investment banks and capital markets firms with aggregate client assets under management transfer of approximately $150 billion and aggregate transaction value of more than $2.4 billion. From 2005 to 2010, Mr. Foote was a co-founder and the president and chief executive officer and a member of the board of directors of Highbury Financial Inc. Mr. Foote is a partner of Broad Hollow Partners LLC, a partnership formed to pursue principal investments in the investment management industry. From 1991 through 1994, Mr. Foote was a co-founder and partner of Knightsbridge Capital Partners, a partnership engaged in investment banking and merchant banking activities. From 1985 to 1991, Mr. Foote was a vice president, an associate, and an analyst in the investment banking division of PaineWebber Incorporated, primarily working on mergers, acquisitions and the issuance of equity and debt securities. Mr. Foote was graduated from Harvard College, cum laude, in 1985 with an A.B. in Economics. Mr. Foote is a CFA charterholder and a member of the CFA Institute, the New York Society of Security Analysts, the Pension Real Estate Association and the National Council of Real Estate Investment Fiduciaries.